Exhibit 10.1

Apps Genius Corp
825 S.E. 8th Avenue, Suite 207
Deerfield Beach, FL 33441

November 13, 2012

Renaissance Partner Group, Inc.
2000 Cornwall Road Ste-222,
Monmouth Junction, New Jersey 08852

Re:	Binding Letter of Intent between Apps Genius Corp and Renaissance Partner Group, Inc.

Dear Giri Devanur:

This letter sets forth our binding letter of intent (“Letter of Intent”) between Apps Genius Corp, a Nevada corporation, (“Apps”) and Renaissance Partner Group, Inc., a California corporation, doing business as Winhire (“RPG”), and in connection therewith, the acquisition of 100% of the issued and outstanding equity securities of RPG by Apps, and the issuance of shares of Apps to the shareholders of RPG, or their designees, in amount equal to 65% of the issued and outstanding shares of Apps (the “Transaction”), subject to the terms of a definitive share exchange agreement to be negotiated and executed by Apps and RPG (each a “Party”, and together, the “Parties”).

The proposed terms of the Transaction are as follows:

1.          Definitive Agreement.  Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share exchange agreement (the “Agreement”), setting forth the specific terms and conditions of the transaction proposed hereby.  The execution of the Definitive Agreement by both Parties (the “Closing”) is subject to approval by the board of directors and shareholders of RPG and the board of directors and shareholders of Apps, and the completion by each of the Parties of a satisfactory review of the legal, financial and business condition and prospects of the other Party, as well as certain other terms contained herein.  The Parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
In consideration for 100% of the issued and outstanding equity securities of RPG, Apps will issue shares of its common stock to the shareholders of RPG, or their designees, in an amount equal to 65% of the issued and outstanding shares of Apps.  The issuance of the shares of both Parties shall be made simultaneous with or as soon as practicable after Closing.

(b)
The resignation of all of the officers and members of the board of directors of Apps and the appointment of five directors to be comprised of (i) three members chosen by RPG, (ii) one member chosen by Apps, and (iii) one member to be mutually agreed upon by RPG and Apps before Closing.  After Closing, the new members of the board of directors of Apps shall appoint new officers of Apps of their choosing.

(c)
Before Closing, Apps shall complete a 3 for-1 reverse stock split, or such other split ratio as is mutually agreed upon by both parties (the “Reverse Stock Split”), and shall take such steps necessary to get the Reverse Stock Split approved by FINRA and other necessary regulatory agencies, and shall obtain a new CUSIP number and confirmation from Apps’s transfer agent of the Reverse Stock Split.

November 13, 2012

(d)
Before Closing, the shareholders and board of directors of Apps shall approve an amendment to its Articles of Incorporation to increase the number of authorized shares of common stock to Three Hundred Fifty Million (350,000,000) shares and shall file such amendment with the Secretary of State for the State of Nevada.

(e)
Before Closing, RPG and its subsidiaries, if any, including all entities that are fully or partially owned by RPG, shall obtain fully audited financials statements of its accounts in a manner that would be sufficient for RPG to enter into a reverse merger with a publicly traded entity and as required by applicable securities laws (the “RPG Audited Financial Statements”).

(f)	At and following Closing, Apps shall retain all cash, non-cash assets and liabilities, including all intellectual property, owned as of the date of this Letter of Intent.
(g)	As a post-Closing covenant, Apps shall agree to change its name to WinHire, Inc., or such other name that is acceptable to RPG, within 30 days following the Closing.
(h)
Any necessary third-party consents shall be obtained prior to Closing, including but not limited to any consents required to be obtained by either Party from their respective lenders, creditors, vendors and lessors.

(i)	Each Party shall have completed their due diligence review of the respective Parties and shall be reasonably satisfied with the result of such review.
(j)	Within four (4) business days after Closing, Apps shall file a “Super 8-K” reporting the transaction, and shall take such additional steps to be in compliance with federal and state securities laws.

2.          Conduct of Business.  Prior to the execution of the Agreement, the Parties shall conduct their respective operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to their respective capital stock, unless such Party has previously entered into an agreement to issue such capital stock or options, nor will either Party make any distributions, dividends or other payments to any affiliate or shareholders, unless approved in writing by both parties.  Apps will continue to make timely disclosures and reports as required by federal and state securities laws.  Each Party shall make a good faith effort to complete all terms of this Letter of Intent as soon as practicable.

3.          Public Announcements.  Neither Party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided, however, that each Party hereby agrees that, upon signing this Letter of Intent, Apps shall be entitled to disclose this Letter of Intent in a Form 8-K filing and contemporaneous press release.  If and when either Party desires to make such public disclosure, after receiving such prior written consent, the disclosing Party will give the other Party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

November 13, 2012

4.          Due Diligence; Confidentiality Agreement.  Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other Party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other Party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each Party agrees to make available to the other Party such officers, employees, consultants, advisors and others as reasonably requested by the other Party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the Parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Each Party will have until 12:00 p.m. Eastern Time on the date that is ten (10) calendar days following receipt of the RPG Audited Financial Statements (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless such period is mutually extended by the Parties.

5.          Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the earlier of the Closing or termination of this Letter of Intent in accordance with its terms, the Parties or their respective officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in their respective assets or capital stock, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  The Parties and their respective officers or their respective affiliates will immediately notify each other in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide the other Party with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of either Party from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

6.          Termination.  This Letter of Intent may be terminated (a) by mutual written consent of the Parties hereto, (b) by either Party (i) after 5:00 p.m. Eastern Time on March 31, 2013 if an Agreement is not executed and delivered by the Parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body, (iii) if the other Party materially breaches any term of this Letter of Intent, (iv) if there is a material adverse effect involving the business or operations of the other Party, or (v) if before the end of the Due Diligence Review Period, if any Party is not satisfied with the results of its due diligence investigation of the other Party, in its sole and absolute discretion.

7.          No Brokers.   Except with respect to a consulting agreement entered into by Apps in August 2012, each Party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty. With respect to the consulting shares owed under such consulting agreement, the shares will be issued immediately prior to the Closing and will be included in Apps total issued and outstanding shares immediately prior to the Closing.

November 13, 2012

8.          Expenses.  Each of the Parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.  Specifically, the cost of the RPG Audited Financial Statements shall be the responsibility of RPG.

9.          Choice of Law.  This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

10.        Compliance with the Securities Laws.  RPG acknowledges that it and its officers, directors, shareholders, employees and other representatives (collectively, the “Information Recipients”) may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Apps.  Accordingly, RPG will use its commercially reasonable efforts to ensure that none of the Information Recipient will trade (or cause or encourage any third party to trade) in any of the securities that they will receive as a result of the Transaction while in possession of any such material, non-public information.

11.        Counterparts.  This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax or .pdf format copies of signatures shall be treated as originals for all purposes.

12.        Effect.  This Letter of Intent is a binding contract between the Parties, and contains the entire agreement by and among the Parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

[Signature Page Follows]

November 13, 2012

This Letter of Intent will terminate at 5:00 p.m. Eastern Time on November 13, 2012 unless it has been duly executed by or on behalf of the Parties prior to such time.  The date of this Agreement shall as of the last date upon which each Party has affixed its signature hereto.

Very truly yours,

APPS GENIUS CORP

By:	/s/ Adam Kotkin
Name:Adam Kotkin
Title:CEO

Agreed and Accepted:

RENAISSANCE PARTNER GROUP, INC.

By:	/s/ Giri Devanur	Date November 13, 2012
Name:	Giri Devanur
Title:	CEO

[Signature Page to Binding Letter of Intent]